American Century Capital Portfolios, Inc.

AMENDMENT NO. 10 TO MANAGEMENT AGREEMENT

    THIS AMENDMENT NO. 10 TO MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 1st day of March, 2022 (the “Effective Date”), by and between AMERICAN CENTURY CAPITAL PORTFOLIOS, INC., a Maryland corporation (hereinafter called the “Corporation”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).

    WHEREAS, the Corporation and the Investment Manager are parties to a certain Management Agreement effective as of April 28, 2011, and amended effective as of October 31, 2011, July 26, 2013, March 1, 2015, May 1, 2015, April 10, 2017, July 31, 2017, August 1, 2018, April 1, 2019, and August 1, 2019 (the “Agreement”);

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the liquidation of the series of shares titled AC Alternatives Income Fund;

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the addition of a duly established new G Class for the series of shares titled Global Real Estate; and

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the addition of a new series of shares named Small Cap Dividend Fund.

    NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

    1.    Amendment of Schedule A. Schedule A to the Agreement is hereby amended by deleting it in its entirety and replacing it with the Schedule A attached hereto.

    2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the effectiveness of those provisions of the Agreement.

3.Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers as of the Effective Date.

American Century Investment Management, Inc.	American Century Capital Portfolios, Inc.
/s/ Otis H. Cowan	/s/ David H. Reinmiller
Otis H. Cowan Vice President	David H. Reinmiller Vice President

American Century Capital Portfolios, Inc. Schedule A: Fee Schedules

Schedule A
Fee Schedules

	Fee Schedule by Class
Series	Investor	I	A	C	G	R	R6	R5	Y
Global Real Estate Fund	1.110%	0.910%	1.110%	1.110%	0.760%	1.110%	0.760%	0.910%	0.760%
AC Alternatives Market Neutral Value Fund	1.650%	1.450%	1.650%	1.650%	n/a	1.650%	n/a	n/a	n/a
NT Global Real Estate Fund	1.110%	n/a	n/a	n/a	0.760%	n/a	n/a	n/a	n/a
Small Cap Dividend Fund	1.090%	0.890%	1.090%	n/a	0.740%	1.090%	0.740%	n/a	n/a

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